Exhibit 99.1

Paysign Reports First Quarter 2020 Financial Results

2020 First Quarter Revenues up 46% to a Record $10.6 Million, Drives Net Income of $1.5 Million, an increase of 77%, and Adjusted EBITDA of $2.6 Million, an increase of 52%

HENDERSON, Nev.--(BUSINESS WIRE)-- Paysign, Inc. (NASDAQ: PAYS), a vertically integrated provider of innovative prepaid card programs, digital banking and processing services for corporate, consumer and government applications, today reported financial results for the quarter ended March 31, 2020.

Financial Highlights

•	Revenues for the quarter ended March 31, 2020 were $10.6 million, an increase of 48% compared to $7.3 million for the same period in the prior year.

•	Gross profit for the quarter ended March 31, 2020 increased 52% to $5.7 million, or 54% of revenues, compared to $3.8 million, or 52% of revenues, for the same period in the prior year.

•	Total operating expenses for the quarter ended March 31, 2020 were $4.3 million compared to $3.0 million for the same period in the prior year.

•	Net Income attributable to Paysign for the quarter ended March 31, 2020 was $1.5 million, an increase of 77% compared to $0.9 million for same period in the prior year. Earnings per basic share were $0.03 versus $0.02 for same period in the prior year.

•	Non-GAAP Adjusted EBITDA for the quarter ended March 31, 2020 was $2.6 million, an increase of 52% compared to $1.7 million in 2019. Non-GAAP Fully Diluted EPS was $0.05 as compared to $0.03 for the same period in the prior year.

•	Our revenue conversion rate of gross dollar volume loaded on cards was 3.24%, or 324 bps for the quarter ended March 31, 2020 compared to 3.38%, or 338 bps, in the same period in the prior year.

2020 Financial Guidance

•	Due to the uncertainty surrounding the COVID-19 pandemic the company will refrain from providing 2020 financial guidance at this time, to allow for further evaluation.

2020 First Quarter Financial Results

Revenues for the quarter ended March 31, 2020 were $10,576,473, an increase of $3,319,183, or 46% compared to the quarter ended March 31, 2019, when revenues were $7,257,290. The increase in revenue was primarily due to an increase in the number of new corporate incentive prepaid card programs and growth within our existing programs.

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Cost of revenues for the quarter ended March 31, 2020 was $4,855,520, an increase of $1,373,384 compared to the same period in 2019, when cost of revenues was $3,482,136. Cost of revenues was 46% and 48% of total revenues in the first quarter of 2020 and 2019, respectively. Our improvement to this ratio was due to a favorable client mix.

Selling, general and administrative expenses (“SG&A”) in the first quarter of 2020 were $3,827,324, an increase of $1,122,375 compared to the same period in 2019, when SG&A was $2,704,949. The increase in SG&A was primarily attributable to additions to technologies, sales, operations and leadership positions, and to a lesser extent, an increase in stock- based compensation.

Net income attributable to Paysign, Inc. in the first quarter of 2020 was $1,540,965 as compared to $871,671 for the same period in 2019, which represents an increase of $669,294, or 77%. The significant overall improvement in net income is attributable to the aforementioned factors.

Management Commentary

“We are very pleased with the company’s first quarter revenue and earnings, as our results surpassed our internal forecasts, as both plasma and patient affordability programs exhibited healthy year over year revenue growth. We did see some impact related to stay at home mandates and related safety measures in our plasma programs in late March, while our patient affordability programs continued to experience exceptional growth throughout the quarter,” said Mark Newcomer, Chief Executive Officer, Paysign. “From the outset of the COVID-19 pandemic, the Paysign team has worked to prioritize the safety of our employees and provide excellent service to our customers and cardholders. We continue to monitor developments in this unprecedented situation and are pressing forward with our key initiatives in support of Paysign’s long-term growth.”

“Gross Margin in the first quarter of 54.1% improved nicely compared to the same period in 2019, but also versus the 51.8% in quarter four,” stated Mark Attinger, Chief Financial Officer. “This was not only in line with our expectations, but is an important indicator of predictability, as we expect to return to 2019 Gross Margin levels.”

About Paysign, Inc.

Paysign, Inc., (NASDAQ: PAYS), is an experienced and trusted prepaid debit card payment solutions provider as well as an integrated payment processor that has managed millions of prepaid debit cards in its portfolio. Paysign conceptualizes, develops and manages payment solutions, prepaid card programs, and customized payment services. Paysign’s corporate incentive prepaid cards are changing the way corporations reward, motivate, and engage their current and potential customers, employees, and agents. Paysign’s customizable solutions offer significant cost savings while improving brand recognition and customer loyalty. For over 15 years healthcare companies, major pharmaceutical companies, multinationals, prestigious universities, and social media companies have relied on Paysign to provide state-of-the-art prepaid payment programs tailored to their unique requirements. Paysign is a registered trademark of Paysign, Inc. in the United States and other countries. For more information visit us at paysign.com, or follow us on Facebook, Twitter, and LinkedIn.

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Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. All statements, other than statements of fact, included in this release, are forward-looking statements. Such forward-looking statements include, among others, the company’s belief in its ability to ensure continuity during the COVID-19 outbreak; that the company continues to see growth in our patient affordability solutions; that gross margins are important indicator of predictability; and that the company expects similar gross margins to 2019. We caution that these statements are qualified by important risks, uncertainties, and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; identified material weaknesses in our internal control over financial reporting which could, if not remediated, adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner; that a downturn in the economy, including as a result of COVID-19, could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability, and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; that a data security breach could expose us to liability and protracted and costly litigation; and other risk factors set forth in our Form 10-K for the year ended December 31, 2019. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

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PAYSIGN, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THREE MONTHS ENDED MARCH 31, 2020 AND 2019

(Unaudited)

	For quarter ending March 31,
	2020	2019

Revenue
Plasma industry	$7,343,410	$5,884,577
Pharma industry	3,020,377	1,372,713
Other	212,686	–
	10,576,473	7,257,290

Cost of revenues	4,855,520	3,482,136

Gross profit	5,720,953	3,775,154

Operating expenses
Selling, general and administrative	3,827,324	2,704,949
Depreciation and amortization	502,376	333,761

Total operating expenses	4,329,700	3,038,710

Income from operations	1,391,253	736,444

Other income
Interest income	62,161	119,173
Total other income	62,161	119,173

Income before income tax benefit	1,453,414	855,617

Income tax benefit	(87,551)	(15,490)

Net income before noncontrolling interest	1,540,965	871,107

Net loss attributable to noncontrolling interest	–	564

Net income attributable to Paysign, Inc.	$1,540,965	$871,671

Net income per common share - basic	$0.03	$0.02
Net income per common share - fully diluted	$0.03	$0.02

Weighted average common shares outstanding - basic	48,713,163	46,961,079
Weighted average common shares outstanding - fully diluted	54,688,066	54,508,835

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PAYSIGN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2020 and DECEMBER 31, 2019

	March 31,	December 31,
	2020	2019
	(Unaudited)	(Audited)
ASSETS

Current Assets
Cash	$9,424,385	$9,663,746
Cash restricted	45,424,829	35,908,559
Accounts receivable	911,597	891,936
Prepaid expenses and other current assets	1,380,683	1,413,208
Total current assets	57,141,494	47,877,449

Fixed assets, net	1,798,751	937,185
Intangible assets, net	3,948,413	3,816,232
Deferred tax asset	993,382	917,480

Total Assets	$63,882,040	$53,548,346

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$1,999,046	$1,523,604
Customer card funding	40,292,331	32,723,227
Total current liabilities	42,291,377	34,246,831

Total Liabilities	42,291,377	34,246,831

Stockholders' Equity
Common stock: $0.001 par value; 150,000,000 shares authorized, 49,016,270 and 48,577,712 issued at March 31, 2020 and December 31, 2019, respectively	49,016	48,578
Additional paid-in-capital	12,062,197	11,577,539
Treasury stock at cost, 303,450 shares	(150,000)	(150,000)
Retained earnings	9,629,450	8,088,485
Total Paysign, Inc's stockholders' equity	21,590,663	19,564,602
Noncontrolling interest	–	(263,087)
Total Equity	21,590,663	19,301,515

Total Liabilities and Equity	$63,882,040	$53,548,346

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Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures of net income that excludes the following cash and non-cash items – interest, taxes, stock-based compensation, amortization and depreciation. We believe these non-GAAP measures help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting, and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures of net income we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

PAYSIGN, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

FOR THREE MONTHS ENDED MARCH 31, 2020 AND 2019

(Unaudited)

	For quarter ending March 31,
	2020	2019
Net income attributable to Paysign, Inc.	$1,540,965	$871,671
Income tax benefit	(87,551)	(15,490)
Interest income	(62,161)	(119,173)
Depreciation and amortization	502,376	333,761
EBITDA	1,893,629	1,070,769
Stock-based compensation	724,183	646,710
Adjusted EBITDA	$2,617,812	$1,717,479

Non-GAAP EPS - basic	$0.05	$0.04
Non-GAAP EPS - fully diluted	$0.05	$0.03

Contacts

Paysign, Inc.
Jim McCroy, 1-702-749-7269

Investor Relations
ir@Paysign.com
www.Paysign.com

Source: Paysign, Inc.

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